                                                                   EXHIBIT 4.1

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES
                   AND RIGHTS OF 5% CUMULATIVE CONVERTIBLE
                          PREFERRED STOCK, SERIES 6
                                     OF
                          SYQUEST TECHNOLOGY, INC.


     SyQuest Technology, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred on the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of forty thousand (40,000) shares of 5% Cumulative Convertible Preferred Stock, Series 6, of the Company, as follows:

          RESOLVED, that the Company is authorized to issue 40,000 shares of 5% Cumulative Convertible Preferred Stock, Series 6, $.0001 par value (the "Series 6 Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:

          1.  Dividends.  The holders of the Series 6 Preferred Shares shall be
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     entitled to a cash dividend of five percent per annum of the Stated Value
     (as defined below), on a cumulative basis (prorated for any portion of the applicable period during which the Series 6 Preferred Shares are outstanding). Dividends shall accrue from the date of issuance of the Series 6 Preferred Shares and shall be payable on the last day of each calendar quarter, commencing March 30, 1998, through and including the date on which the Series 6 Preferred Shares are converted. Dividends may be paid at the Company's option in cash or, on not less than ninety days' notice from the Company to each holder of Series 6 Preferred Shares; in additional Series 6 Preferred Shares, provided that the Company may not elect to pay dividends in additional Series 6 Preferred Shares to the extent that the number of authorized and unissued Series 6 Preferred Shares is insufficient to make such payment or the ability of the holders of the Series 6 Preferred
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     Shares to convert Series 6 Preferred Shares or to exercise the Warrant (as hereinafter defined) is restricted by Section 2(h) below. If the Company elects to pay to any holder of Series 6 Preferred Shares any such dividend in additional Series 6 Preferred Shares, the number of such additional Series 6 Preferred Shares shall be determined by dividing the aggregate amount of such dividend payable to such holder by 1000; provided that no fraction of a Series 6 Preferred Share shall be issued, but in lieu thereof, the Company shall pay in cash an amount equal to such fraction multiplied by $1000.

          2.  Conversion of Series 6 Preferred Shares.  The holders of the
              ---------------------------------------
     Series 6 Preferred Shares shall have the right, at their option, but subject to the terms of the purchase agreement with the Company governing the terms of such holder's purchase of Series 6 Preferred Shares (the "Purchase Agreement"), to convert the Series 6 Preferred Shares into shares of the common stock of the Company, $.0001 par value, as such stock now exists or may be changed from time to time hereafter ("Common Stock"), on the following terms and conditions:

               (a) Conversion Right. Any or all of the Series 6 Preferred Shares
                   ----------------
     shall be convertible at any time (except as limited herein, by the material provisions of the Purchase Agreement or by other applicable law) into whole, fully paid and nonassessable shares of Common Stock, at the conversion price (the "Conversion Price") in effect at the time of conversion determined as hereinafter provided. Each Series 6 Preferred Share shall have a stated value of $1,000 (the "Stated Value") for the purpose of such conversion and the number of shares of Common Stock issuable on conversion of each Series 6 Preferred Share shall be determined by dividing the Stated Value thereof by the Conversion Price then in effect. It shall be the Company's burden of proof to establish the materiality of the terms of the Purchase Agreement or the applicability of other law if the Company maintains that the Series 6 Preferred Shares are not convertible.

               (b) Conversion Price.  The Conversion Price shall be the greater
                   ----------------
     of (1) the arithmetical average of the closing sale prices per share of Common Stock on the five consecutive trading days preceding the delivery of any Conversion Notice (as that term is hereinafter defined), as reported by the Nasdaq National Market (the "NNM"), or, if the NNM is not then the principal trading market for the Common Stock, on the principal trading market for the Common Stock at that time, or, if there is then no such principal trading market, the fair market value per share of Common Stock during such period as determined in good faith by the Board of Directors of the Company, and (2) ninety percent of such closing sale price on the day immediately preceding the delivery of the Conversion Notice (as that term is hereinafter defined); provided that the Conversion Price shall not be greater than 110% of the closing sale price per share of Common Stock as reported by the NNM on the first business day prior to the first day that any Series 6 Preferred Shares are issued. If the value of the Common Stock is so to be determined by the Board of Directors of the Company and the holders of the Series 6 Preferred Shares disagree with said valuation, the value of the Common Stock will be determined by binding arbitration in accordance with the Commercial Arbitration Rules

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

     then prevailing of the American Arbitration Association, and such arbitration shall proceed in San Francisco, California, or at such other place as agreed to in writing by the Company and the holders of the Series 6 Preferred Shares.

               (c) Adjustment to Conversion Price.  In the event that the
                   ------------------------------
     Company shall declare a dividend or make a distribution on or with respect to the outstanding shares of its Common Stock in shares of its Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares, or combine its outstanding shares of Common Stock into a smaller number of shares, then, in each such event, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination shall be proportionately adjusted, if necessary, as determined in good faith by the Board of Directors of the Company, so that the holder of any Series 6 Preferred Shares surrendered for conversion after such time shall be entitled to receive the aggregate number of shares of Common Stock that the holder would have owned or been entitled to receive had such Series 6 Preferred Shares been converted immediately prior to such record date or effective date and the resulting Common Stock had been subject to such dividend, distribution, subdivision or combination. Such adjustment shall be made successively whenever any event specified above shall occur.

               (d) Limitation on Beneficial Ownership.  The Company shall not be
                   ----------------------------------
     required to effect any conversion of Series 6 Preferred Shares and no holder of Preferred Shares shall have the right to convert any Series 6 Preferred Shares pursuant to Section 2 to the extent that after giving effect to such conversion such person (together with such person's affiliates) would beneficially own 5.00% or more of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series 6 Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted Series 6 Preferred Shares beneficially owned by such person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such person and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. A holder of preferred Shares may waive the restrictions of this paragraph only upon not less than 61 days prior written notice to the Company (with such waiver taking effect only upon the expiration of such 61 day notice period). Notwithstanding anything to the contrary contained herein, each Conversion Notice (as defined below) shall constitute a representation by the holder submitting such Conversion Notice that, after giving effect to such Conversion Notice, the holder will not beneficially own (as determined in accordance with this Section 2(d))

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     more than 5.00% of the outstanding shares of Common Stock as reflected in the Company's most recent Form 10-Q or Form 10-K, as the case may be, or more recent public press release or other public notice by the Company setting forth the number of shares of Common Stock outstanding.

               (e) Conversion Notice.  On presentation and surrender to the
                   -----------------
     Company (or at any office or agency maintained for the transfer of the Series 6 Preferred Shares) of the certificate(s) ("Preferred Stock Certificate(s)") for Series 6 Preferred Shares so to be converted, duly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank and written notice of conversion (a "Conversion Notice"), the holder of such Series 6 Preferred Shares shall be entitled, subject to the limitations herein contained, to receive in exchange therefor a certificate or certificates for whole, fully paid and nonassessable shares of Common Stock, which certificates shall be delivered by the fourth trading day after the date of delivery of the Conversion Notice and Preferred Stock Certificates for the Series 6 Preferred Shares being converted, and cash for any fractional share of Common Stock on the foregoing basis. If the Common Stock can be issued without a restrictive legend pursuant to the Purchase Agreement, on request made by the holders of the Series 6 Preferred Shares in the Conversion Notice, the Company will authorize and instruct its transfer agent to issue the Common Stock electronically. The Conversion Notice shall be deemed delivered and received on the business day when it is transmitted by facsimile if so transmitted by 5:00 p.m. California time and if the Company receives the Preferred Stock Certificate(s) either (1) by 10:00 a.m. California time within the following two business days, or (2) on the next business day after it is deposited for next day delivery with a nationally recognized overnight delivery service. The Series 6 Preferred Shares shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Conversion Notice.

               (f) Reservation of Shares.  The Company shall, as soon as
                   ---------------------
     practicable hereafter and then for so long as any of the Series 6 Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series 6 Preferred Shares, such number of shares of Common Stock as required pursuant to the Purchase Agreement between the Company and the holder of the Series 6 Preferred Shares.

               (g) Fractional Shares.  The Company shall not issue any fraction
                   -----------------
     of a share of Common Stock on any conversion, but shall pay cash therefor at the Conversion Price then in effect multiplied by such fraction.

               (h) Taxes.  The Company shall pay any and all taxes that may be
                   -----
     imposed on it with respect to the issuance and delivery of Common Stock on the conversion of Series 6 Preferred Shares as herein provided. The Company shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Series 6 Preferred Shares

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

     surrendered for conversion are registered on the Company's records, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance shall have paid to the Company the amount of any such tax, or shall have established to the satisfaction of the Company and its transfer agent, if any, that such tax has been paid.

               (i) The 19.9% Limit.  If at the time that the Company receives a
                   ---------------
     Conversion Notice, the aggregate number of shares of Common Stock issuable pursuant to such Conversion Notice and all other Conversion Notices received at that time (the "Subject Conversion Notices"), when added to the aggregate number of shares of Common Stock (1) previously issued on conversion of Series 6 Preferred Shares and the exercise of the Warrants to purchase Common Stock (the "Warrants") issued by the Company to the holders of the Series 6 Preferred Shares pursuant to the Purchase Agreement on the date of initial issuance of the Series 6 Preferred Shares and (2) issuable on conversion of all remaining outstanding Series 6 Preferred Shares (determining such number as if such Series 6 Preferred Shares were converted as of the Conversion Date relating to such Conversion Notice) and
     (3) issuable on exercise of the Warrants (determined based on the Exercise Price then in effect, as defined in the Warrants) would exceed nineteen and nine-tenths percent of the total number of shares of Common Stock outstanding (adjusted to reflect any split, subdivision, combination or consolidation of the Common Stock, whether by reclassification, distribution of a dividend with respect to the outstanding Common Stock payable in shares of Common Stock, or otherwise, or any recapitalization of the Common Stock) on the date of the first issuance of Series 6 Preferred Shares (the "19.9% Limit") and such circumstance would require the approval of the holders of the Common Stock pursuant to the listing requirements of the NNM or the rules of the National Association of Securities Dealers, Inc. (or such stock exchange or other interdealer quotation system that is then the Principal Market), the number of Series 6 Preferred Shares identified in the Subject Conversion Notices that, if converted into shares of Common Stock, would equal or exceed the 19.9% Limit (the "Excess Preferred Shares"), shall not be converted into Common Stock unless and until (1) the stockholder approval referred to in section (2)(j) (the "Stockholder Consent") is obtained, (2) the Company is notified by the NNM, the National Association of Securities Dealers, or other appropriate regulatory agency that Stockholder Consent is not required to issues shares of Common Stock in excess of the 19.9% Limit, or (3) the Company elects to list its shares on an electronic bulletin board or in such manner as would allow the Excess Preferred Shares to be converted into Common Stock without
     Stockholder Consent.   Excess Preferred Shares shall be redeemable until
     (1) Stockholder Consent is obtained, (2) the Company is notified by the NNM, the National Association of Securities Dealers, or other appropriate regulatory agency that Stockholder Consent is not required to issues shares of Common Stock in excess of the 19.9% Limit, or (3) the Company elects to list its shares on an electronic bulletin board or in such manner as would allow the Excess Preferred Shares to be converted into Common Stock without Stockholder Consent. Redemption of Excess Preferred Shares shall be effected as set forth in Section 9 hereof. The Excess Preferred Shares will be allocated among the holders delivering Subject

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     Conversion Notices on a pro rata basis  based on the relative number of
     Series 6 Preferred Shares identified in each such Subject Conversion Notice on any given date. Once Excess Preferred Shares are convertible into Common Stock, they shall be so converted only after the Company receives a subsequent Conversion Notice with respect thereto.

               (j) Stockholder Approval.  If there are Excess Preferred Shares
                   --------------------
     as described in section (2)(i) and the Company has not been notified by the NNM, the National Association of Securities Dealers, or other appropriate regulatory agency that Stockholder Consent is not required to issues shares of Common Stock in excess of the 19.9% Limit, the Company shall promptly use its best efforts to obtain the Stockholder Consent, including, without limitation, causing its Board of Directors to call a special meeting of stockholders and recommend such approval.

          3.  Voting Rights.  Holders of Series 6 Preferred Shares shall have no
              -------------
     voting rights, except as required by law.

          4.  Liquidation, Dissolution, Winding Up.  In the event of any
              ------------------------------------
     voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series 6 Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of the Common Stock, an amount equal to the Stated Value per Preferred Share plus all accrued but unpaid dividends; provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series 6 Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series 6 Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of Series 6 Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a percentage of the full amount of Preferred Funds payable to all holders of Series 6 Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other corporation or corporations, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Series 6 Preferred Shares shall be entitled to receive any amounts with respect thereto on any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

          5.  Preferred Rank.  With respect to preferences as to payments on the
              --------------
     liquidation, dissolution or winding up of the Company, the Series 6 Preferred Shares shall rank (1) senior to the Common Stock, (2) with respect to all other existing capital stock of the Company, senior to such capital stock if permitted by the terms of such capital stock or, if not so permitted, on a parity with such capital stock if permitted by the terms of such capital stock or, if not so permitted, junior to such capital stock, and (3) senior to all series of any class of the Company's capital stock issued after the date of the filing of this Certificate. So long as any of the Series 6 Preferred Shares are outstanding, no Common Stock and no other capital stock of the Company ranking junior to the Series 6 Preferred Shares will be redeemed, purchased or otherwise acquired for any consideration by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Series 6 Preferred Shares) unless in each case the Company offers to redeem the Series 6 Preferred Shares on substantially the same terms (provided that the redemption price shall not be less than $1,000 per Series 6 Preferred Share). Notwithstanding any provision hereof to the contrary, the Company may hereafter authorize additional or other capital stock for issuance to Beijing Legend Group Ltd. and its affiliates that is senior, equal or junior to the Series 6 Preferred Shares, in respect of the preferences as to payments on the liquidation, dissolution and winding up of the Company, but the Company may not otherwise hereafter, for so long as any Series 6 Preferred Shares are outstanding, authorize additional or other capital stock that is of senior or equal rank to the Series 6 Preferred Shares, in respect of the preferences as to dividends and distributions and payments on the liquidation, dissolution and winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation, the Series 6 Preferred Shares shall maintain their relative powers, designations and preferences provided herein.

          6.  Lost or Stolen Certificates.  On receipt by the Company of
              ---------------------------
     evidence satisfactory to it of the loss, theft, destruction or mutilation of any Preferred Stock Certificate, and (in the case of loss, theft or destruction) of any indemnification undertaking by the holder to the Company that is reasonably satisfactory to the Company, and on surrender and cancellation of such Preferred Stock Certificate, if mutilated, the Company shall execute and deliver a new Preferred Stock Certificate of like tenor and date; provided that the Company shall not be obligated to re-issue any lost, stolen or destroyed Preferred Stock Certificate if the holder thereof complies with this Section 6 and contemporaneously requests the Company to convert such Series 6 Preferred Shares into Common Stock.

          7.  Amendment.  So long as any Series 6 Preferred Shares are
              ---------
     outstanding, the Company shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of Series 6 Preferred Shares outstanding, voting separately as a class, amend or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation, if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series 6 Preferred Shares.

          8.  Company's Right to Redeem at Its Election.  At any time after the
              -----------------------------------------
     issuance of Preferred Shares, the Company shall have the right, in its sole discretion, to redeem (a "Redemption"), from time to time, any or all of the Preferred Shares. If the

     Company elects to redeem some, but not all, of the Preferred Shares then outstanding, the Company shall redeem a pro-rata amount (based on the number of Preferred Shares then held by holders of the Preferred Shares) from each holder of the Preferred Shares.

               (a) Redemption Price.  The "Redemption Price" shall be an amount
                   ----------------
     per Preferred Share equal to one-hundred twenty percent (120%) of the Stated Value plus all accrued but unpaid dividends.

               (b) Mechanics of Redemption.  The Company shall effect each
                   -----------------------
     Redemption by delivering written notice ("Notice of Redemption") to each holder of the Preferred Shares at the address and facsimile number of such holder appearing in the Company's Preferred Share register. Such Notice of Redemption shall be deemed to have been delivered and received (i) on the day it is sent if delivered by facsimile so as to be received prior to 5:00 p.m. local time at the holder of Preferred Shares' facsimile number as listed in the Purchase Agreement, or one (1) business day later if it is delivered so as to be received after 5:00 p.m. local time at the holder of Preferred Shares' facsimile number as listed in the Purchase Agreement,
     (ii) one (1) business day, if delivery is within the United States, after the Company's sending (by overnight courier) of such Notice of Redemption, or (iii) two (2) business days, if delivery is outside the United States, after the Company's sending (by two (2) day courier) of such Notice of Redemption. Such Notice of Redemption shall indicate (y) the number of Preferred Shares that have been selected for redemption, and (z) the date that such redemption is to become effective. Once the Notice of Redemption is deemed to have been delivered and received, the Preferred Shares designated for a Redemption may be converted into shares of Common Stock if a Conversion Notice is delivered in accordance with Section 2(d) hereof within five business days of the date the Notice of Redemption is deemed delivered and received. After such five day period, any Preferred Shares designated for Redemption not so converted shall no longer be convertible into Common Stock, and such Preferred Shares shall be delivered to the Company by the seventh business day after the Notice of Redemption is deemed delivered and received.

               (c) Payment of Redemption Price.  Each holder submitting
                   ---------------------------
     Preferred Shares being redeemed under this Section 8 shall deliver such holder's Preferred Stock Certificates so redeemed to the Company, and the Company shall pay the applicable Redemption Price to that holder within five (5) business days after such holder's Preferred Stock Certificates (or an indemnification undertaking satisfactory to the Company with respect to such shares in the case of their loss, theft or destruction) are delivered to the Company.

               (d)  Company Must Have Immediately Available Funds or Credit
                    -------------------------------------------------------
     Facilities.  The Company shall not be entitled to send any Notice of
     ----------
     Redemption at the Company's election pursuant to this Section 8 and begin the redemption procedure herein, unless it has:

               (i) the full amount of the Redemption Price at the Company's election in cash, available in a demand or other immediately available account in a bank or similar financial institution;

               (ii) credit facilities, with a bank or similar financial institutions that are immediately available and unrestricted for use in redeeming the Preferred Shares, in the full amount of the Redemption Price;

               (iii) a written agreement with a standby underwriter or qualified buyer ready, willing and able to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to a Redemption; or

               (iv) a combination of the items set forth in the preceding clauses (i), (ii) and (iii), aggregating the full amount of the Redemption Price.

          9.  Holder's Right to Redeem.  Provided the holder of Series 6
              ------------------------
     Preferred Shares is entitled to require the Company to redeem Excess Preferred Shares as set forth in Section 2(i) hereof, the following provisions shall apply:

               (a) Redemption Price.  The "Excess Preferred Share Redemption
                   ----------------
     Price" shall be an amount per Preferred Share equal to one-hundred twenty percent (120%) of the Stated Value plus all accrued but unpaid dividends.

               (b) Mechanics of Redemption.  The holder of Excess Preferred
                   -----------------------
     Shares shall effect each redemption by delivering written notice ("Holder's Notice of Redemption") to the Company stating the number of Excess Preferred Shares to be redeemed along with the Preferred Stock Certificate covering such shares. Such Holder's Notice of Redemption shall be deemed to have been delivered and received on the business day when it is transmitted by facsimile if so transmitted by 5:00 p.m. California time and if the Company receives the Preferred Stock Certificate(s) covering the shares to be redeemed either (1) by 10:00 a.m. California time within the following two business days, or (2) on the next business day after it is deposited for next day delivery with a nationally recognized overnight delivery service.

               (c) Payment of Redemption Price.  Each holder submitting Excess
                   ---------------------------
     Preferred Shares being redeemed under this Section 9 shall deliver such holder's Preferred Stock Certificates so redeemed to the Company as required in Section 9(b) hereof, and the Company shall pay the applicable Excess Preferred Share Redemption Price to that holder within fifteen (15) business days after such holder's Preferred Stock Certificates (or an indemnification undertaking satisfactory to the Company with respect to such shares in the case of their loss, theft or destruction) are delivered to the Company.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Edwin L. Harper, its President and Chief Executive Officer, as of February 11, 1998.


                                        SYQUEST TECHNOLOGY, INC.



                                        By: /s/ Edwin L. Harper, Pres.
                                           ___________________________________

                                        Title: President and Chief Executive
                                               Officer